Exhibit 16.2

DeCoria,

 Maichel

 & Teague

  A PROFESSIONAL SERVICES FIRM

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen:

We have read the statements made under Item 4 of the report on Form 8-K/A (Amendment No. 2) of Daybreak Mines, Inc. dated January 7, 2005, and have the following comments:

We have read Item 4.01 (a) of Form 8-K/A (Amendment No. 1) dated January 7, 2005 of Daybreak Mines Inc. and are in agreement with the statements contained in Item 4(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

In accordance with SEC request we have re-issued this letter as of April 19, 2005.

Very truly yours,

DeCoria, Maichel & Teague P.S

Spokane, Washington

April 19, 2005